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                                                                  EXHIBIT (e)(6)

www.emusic.com


January 11, 2001

Steve Grady

Dear Steve,

On behalf of EMusic.com Inc. ("Company"), we are pleased to offer you changed terms of employment effective as of January 16, 2001. This letter supercedes our prior offer letters to you.

Cash Compensation. You shall be compensated at the rate of $5,833 per pay period
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(which equates to $140,000 on an annual basis), payable twice a month. All payments shall be reduced by the amount of any taxes or other withholding required by applicable law and the Company's policies from time to time in effect. You will also be eligible under the bonus program generally applicable to EMusic executives.

Stock Option Grant. You have been granted an additional option for the purchase
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of 200,000 shares at an exercise price as determined on the effective date of grant by the Board of Directors. These options will vest commencing from January 16, 2001 on a monthly basis over a total 48 month vesting period. In the event of an acquisition of the Company, the vesting of this option will be accelerated in full; provided further that if upon the close of any acquisition transaction the net gain under such option is less than $50,000 you will be paid a bonus equal to the difference between such net gain and $50,000.

Benefits. You will be eligible for health insurance and other benefits in
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accordance with the terms of the Company's general benefit plans.

Expense Reimbursement. EMusic shall reimburse you in accordance with the
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EMusic's policies from time to time in effect for reasonable travel and other reasonable business expenses incurred by you on behalf of EMusic in the performance of your duties under this Agreement.

"At Will".  As is standard practice, all employment at EMusic is terminable at
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will. This means that you will be free to end your employment with EMusic at any time for any reason or for no reason. Similarly, EMusic may end your employment at any time for any reason, with or without cause subject to the provisions set forth below. This "at will" nature of your employment may not be changed except in writing signed by you and the President of EMusic.

Relocation and Severance.  If your employment is terminated by EMusic for any
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reason other than cause, you shall be entitled to continue to receive your base salary for a period of six months following the date of termination in accordance with EMusic's normal payroll policies. Payment of such severance amounts in accordance with this paragraph shall be subject to your executing a general release of all claims against the Company.

For the purposes hereof, "cause" shall mean if you (i) willfully refuse to perform your duties without proper cause despite adequate warnings, (ii) act fraudulently with respect to Company or deliberately injure Company or (iii) are convicted of a felony. Termination of employment shall include "constructive" termination under the following circumstances: (i) if Company reduces
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your base salary or rate of compensation by more than 20% without your consent
(excluding a cut in base pay of similar percentage affecting substantially all of the Company's officers); (ii) if without your consent, the Company significantly reduces your job authority or responsibility, including, without limitation, a reduction in title; or (iii) if without your consent, the Company requires you to change the location of your job or office, such that you will be based at a location more than fifty (50) miles from Company's current headquarters.

Entire Agreement and Release. This letter constitutes the full terms and
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conditions of your employment with EMusic and its subsidiaries. It supercedes any other oral or written promises that may have been made to you outside of this letter. In signing this letter, you confirm that you have no claims or causes of action against EMusic or any of its subsidiaries of any kind or nature and release EMusic and its subsidiaries, directors, officers, employees, affiliates and agents from any liability with respect to any claim or cause of action which may have accrued prior to the date hereof.

Other. EMusic is committed to the highest standards of integrity and to treating
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our customers, employees, fellow workers, business partners and competitors in good faith and fair dealing. We expect employees to share the same standard and values. In particular:

During your employment, you may have access to trade secrets and confidential business information belonging to EMusic, including client lists and client information, financial information, marketing plans, proprietary software and source code, personnel and compensation records, and other materials ("Company Confidential Information"). You may also have access to confidential and/or non-disclosure information entrusted to EMusic by business partners and others. By accepting this offer of employment, you acknowledge that you must keep all of this information strictly confidential, and refrain from using it for your own purposes or from disclosing it to anyone outside EMusic. You also acknowledge that your obligation to protect trade secrets and confidential business information exists not only during your employment but also after your employment ends. You agree that at the end of your employment, you will return to EMusic all copies of any documents or other materials you have that are trade secrets, or which refer to, contain or reflect trade secrets or confidential business information. You also agree to protect the confidentiality or information you may have received from former employers or to other persons and will not bring into EMusic any such information without that person's prior written permission.

In addition, you agree that all right, title and interest in any Confidential Information shall remain the exclusive property of EMusic and that the result of any work you do for EMusic during the term of your employment shall be considered a "work made for hire" of EMusic. If for any reason any of your work for EMusic is not a "work made for hire" you hereby irrevocably transfer all ownership of such work (including any and all copyrights, patent rights, trade secret rights and other proprietary rights therein) to EMusic. You agree immediately to disclose to EMusic all Company Confidential Information developed in whole or in part by you during the term of your employment with EMusic. You agree not to assert at any time any moral rights, including any right to identification of authorship, rights of approval on modifications or limitation on subsequent modifications, you have or may have in any work done by you for EMusic.
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By accepting this offer, you agree that throughout your employment, you will observe all EMusic's rules governing conduct of our business and employees, including our policies protecting employees from illegal discrimination and harassment.

Except for part-time employees, employment with EMusic is a full-time job, requiring your complete commitment. You may not compete with EMusic or work for any competing entity, and you must obtain permission in advance from EMusic before accepting any outside employment or board membership of any kind.

This letter represents the entire understanding between us with respect to the subject matter hereof, and supersedes any and all prior understandings, agreements, negotiations or obligations between the parties with respect to the subject matter hereof. All modifications of this Agreement must be in writing and signed by the party against who enforcement of such modification is sought.

Please indicate your acceptance of this offer by signing this letter below and returning it to me. A copy is enclosed for your records.


Sincerely yours,


EMusic.com Inc.                         ACCEPTED AND AGREED TO:

By /s/ Gene Hoffman                     /s/ Steve Grady
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                                        Date: January 11, 2001
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